AFD EXCHANGE RESERVES

                     CERTIFICATE OF AMENDMENT

          The undersigned, being the Assistant Secretary of AFD Exchange Reserves (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 9.3 of the Agreement and Declaration of Trust, dated January 14, 1994 (hereinafter referred to as the "Declaration"), and by the affirmative vote of a Majority of the Trustees duly cast at a meeting duly called and held on February 24, 2003, the Declaration is hereby amended as follows:

     I. Section 1.4 of the Declaration is amended by adding thereto the following definition:

          "Class D Shares" shall mean, with respect to Shares of any Portfolio established and designated by this Declaration, that Class of Shares which is so designated by Section 6.2 hereof.

     II. The first paragraph of Section 6.2 is hereby amended and restated in its entirety to read as follows:

          "SECTION 6.2. Establishment and Designation of the AFD Exchange Reserves Portfolio; Classes of Shares; General Provisions for All Portfolios. Without limiting the authority of the Trustees set forth in Section 6.1(a) hereof to establish and designate additional Portfolios, there is hereby established and designated the AFD Exchange Reserves Portfolio, the Shares of which shall be divided into five separate Classes, designated Class A, Class B, Class C, Class D and Advisor Class, which shall represent interests only in the AFD Exchange Reserves Portfolio. An unlimited number of Shares of each such Class may be issued. All Shares of the AFD Exchange Reserves Portfolio outstanding on the date on which the amendments of this Declaration first providing for five Classes of Shares of any Series become effective shall continue to be Shares of the Class to which they belonged immediately prior to the effectiveness of such amendments. Subject to the power of the Trustees to classify or reclassify any unissued Shares of a Series pursuant to Section 6.1(a), the Shares of such Portfolio, and the Shares of any further Portfolios that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Portfolio at the time of establishing and designating the same) have the following relative rights and preferences:"

     III. Capitalized terms used herein without definition are used with the same meanings as those assigned to such terms in the Declaration.

          IN WITNESS WHEREOF, the undersigned has set his hand as of the date set forth below.

Dated: February 24, 2003.


                                   By: /s/ Domenick Pugliese
                                       --------------------------
                                       Name:  Domenick Pugliese
                                       Title: Assistant Secretary

                          ACKNOWLEDGMENT

STATE OF NEW YORK  )
                   : ss.
COUNTY OF NEW YORK )                            February 24, 2003

          Then personally appeared the above named Domenick
Pugliese, and acknowledged the foregoing instrument to be his free act and deed.

          Before me,


                                       /s/ Mary Ann Milley
                                       --------------------------
                                       Notary Public

                                       My Commission Expires:
                                       January 6, 2006

00250.0163 #386406 v2